Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).

The Offer (as defined below) is made solely by the Offer to Purchase, dated May 21, 2010, and in the case of Shares other than Dutch Registered Shares (as defined below), the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by an applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash All of the Issued and

Outstanding Common Shares

of

CASCAL N.V.

for US$6.75 Net Per Share in Cash

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

Pursuant to the Offer to Purchase Dated May 21, 2010

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, is offering to purchase all of the issued and outstanding common shares, par value €0.50 per share (each, a “Share” and collectively, the “Shares”), of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), at a price of US$6.75 per Share, net to the seller in cash (less any required withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”), without interest, on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 2010 (the “Offer to Purchase”), and in the case of Shares other than Dutch Registered Shares, in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales (the “Stockholder”) and a majority stockholder of the Company, and Biwater Holdings

Limited, a private limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder, entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (AFTER TAKING INTO ACCOUNT ALL OF THE ISSUED AND OUTSTANDING SHARES AND ASSUMING THE EXERCISE, CONVERSION OR EXCHANGE OF ALL OPTIONS, WARRANTS, CONVERTIBLE OR EXCHANGEABLE SECURITIES AND SIMILAR RIGHTS AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE THEREUNDER) BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “80% CONDITION”). UPON THE STOCKHOLDER’S TENDER OF ITS SHARES PURSUANT TO THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT, 17,868,543 SHARES, OR APPROXIMATELY 58.4% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY (BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) WILL HAVE BEEN TENDERED IN THE OFFER. ACCORDINGLY, THE 80% CONDITION TO THE OFFER WILL BE SATISFIED IF APPROXIMATELY AN ADDITIONAL 21.6% (OR 6,596,532 SHARES BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) OF THE ISSUED AND OUTSTANDING SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN. IF AT THE INITIAL EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER, THE 80% CONDITION HAS NOT BEEN MET, PURCHASER WILL (I) REDUCE THE OFFER PRICE TO US$6.40 PER SHARE, (II) REDUCE THE 80% CONDITION TO PROVIDE THAT PURCHASER’S OBLIGATION TO ACCEPT AND PAY FOR SHARES TENDERED IN THE OFFER IS CONDITIONED ON AT LEAST 17,868,543 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “MINIMUM CONDITION”) AND (III) EXTEND THE OFFER FOR AN ADDITIONAL TEN BUSINESS DAYS. THE OFFER IS ALSO SUBJECT TO A NUMBER OF OTHER CONDITIONS, WHICH ARE DESCRIBED UNDER SECTION 13 OF THE OFFER TO PURCHASE. PURCHASER RESERVES THE RIGHT TO WAIVE THE 80% CONDITION, THE MINIMUM CONDITION, IF APPLICABLE, AND THE OTHER CONDITIONS TO THE OFFER.

If the 80% Condition, or the Minimum Condition, as applicable, is not satisfied, Purchaser may: (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 of the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to and in accordance with applicable law, until satisfaction or waiver of the conditions to the Offer.

The Offer is being made without the prior approval of the Company’s board of directors.

Tendering stockholders who have Shares registered in their names and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institutions as to whether they charge any service fees. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any extension of the Offer or delay in making any payment. In all cases, payment for Shares, other than Shares that are evidenced by a registration of the holder in the Company’s Dutch stockholders’ register and not held through the clearing and settlement system operated by The Depository Trust Company (the “Dutch Registered Shares”), tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. In all cases, payment for Dutch Registered Shares will be made after the tendering stockholder has submitted an application form and deed of transfer (the “Deed of Transfer”), properly completed and executed (together with any share certificates issued for such Dutch Registered Shares), to the Depositary stating that such stockholder wishes to tender and transfer its Dutch Registered Shares to Purchaser.

On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as described in Section 4 of the Offer to Purchase. The term “Expiration Date” means 11:00 a.m., New York City time, on Monday, June 21, 2010, unless Purchaser extends the period during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of the Offer to Purchase until 11:00 a.m., New York City time, on Monday, June 21, 2010, as such period may be extended, is referred to in the Offer to Purchase as the “Offering Period.”

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of at least three business days (the “Subsequent Offering Period”). For purposes of the Offer, a “business day” means any day on which the principal offices of the U.S. Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period, and the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period, will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. There will be no withdrawal rights during the Subsequent Offering Period; any shares tendered will immediately be accepted for payment and promptly paid for as they are tendered. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment (collectively, the “Offer Conditions”)) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time–to-time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. In addition, Purchaser has agreed with the Stockholder that, if at any time prior to July 31, 2010, certain conditions to the Offer relating to the approvals of governmental authorities, certain third parties and the Pensions Regulator (as defined in the Offer to Purchase) have not been satisfied, Purchaser will extend the period of time during which the Offer remains open for period(s) of time to be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 of the Offer to Purchase for a description of withdrawal rights. Subject to the applicable rules of the SEC and the terms of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply with applicable laws.

Subject to the Tender Offer and Stockholder Support Agreement, Purchaser has the right, in its sole discretion, to waive and make other changes to the terms and conditions of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or Public Relations Newswire (or such other media outlet or outlets as it deems prudent).

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act.

Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of the Offer Conditions. In the event that Purchaser waives any of the Offer Conditions, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after July 19, 2010. Except as otherwise provided below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares, other than Dutch Registered Shares, tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered if different from that of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares, other than Dutch Registered Shares, have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or

any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Shares tendered pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer, see Section 5 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Purchaser is making a request to the Company for its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND, IN THE CASE OF SHARES OTHER THAN DUTCH REGISTERED SHARES, THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

May 21, 2010

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